EXHIBIT 21

SUBSIDIARIES OF BNC BANCORP

Name	Jurisdiction
Bank of North Carolina	North Carolina
Bank of North Carolina Capital Trust I	Delaware
Bank of North Carolina Capital Trust II	Delaware
Bank of North Carolina Capital Trust III	Delaware
Bank of North Carolina Capital Trust IV	Delaware
Valley Financial (VA) Statutory Trust I	Connecticut
Valley Financial (VA) Statutory Trust II	Connecticut
Valley Financial Statutory Trust III	Delaware
Southcoast Capital Trust III	Delaware
BFNM Building, LLC	South Carolina